                                                                       Exhibit 4

               OPINION RESEARCH CORPORATION STOCK PURCHASE PLAN
                          FOR NON-EMPLOYEE DIRECTORS
                   AND DESIGNATED EMPLOYEES AND CONSULTANTS

                          (Effective October 1, 2000)

     1.   PURPOSE.

          The purpose of the Plan is to assist Opinion Research Corporation, a Delaware corporation (the "Company"), and its affiliates in retaining in its service those members of its Board who are not employees of the Company and certain employees of and consultants and advisors to the Company who are designated as eligible to participate in the Plan by providing them with a continuing opportunity to purchase shares of the Company's common stock, par value $.01 ("Shares") through periodic offerings.

          The Plan is not intended to comply with the provisions of section 423 of the Internal Revenue Code of 1986, as amended.

     2.   DEFINITIONS.  For purposes of the Plan:

          (a) "Account" means the non-interest bearing account which the Company (or the affiliate which employs the Participant) shall establish for Participants, to which Participants' payroll deductions or other contributions pursuant to the Plan shall be credited.

          (b) "Agent" means the person or persons appointed by the Board in accordance with Section 3(d).

          (c) "Applicable Offering Period" means, with respect to any Purchase Date, the Offering Period ending on such Purchase Date.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Committee" means the committee described in Section 3(a) or the Board acting in its capacity as administrator of the Plan in the absence of a separate committee established by the Board to act in such capacity.

          (f) "Company" means Opinion Research Corporation, a Delaware corporation.

          (g) "Compensation" means the total amount of compensation for services paid to a Participant during an Offering Period by the Company, as determined by the Committee.


          (h) "Eligible Person" means each person who is eligible to participate in the Plan in accordance with the requirements of Section 4 hereof.

          (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (j) "Fair Market Value" means, as of any relevant date, in the case of a purchase on a Purchase Date of Shares by the Company in an arms'-length transaction, the actual purchase price of such Shares, and, in all other cases, the closing price on the relevant date as reported in the Wall Street Journal or, if not so reported, then the mean between the highest and lowest sales prices of Shares on the principal national securities exchange on which the Shares are listed on such date, or, if the Shares are not listed on any national securities exchange, the mean between the highest and lowest sales prices of Shares as reported on the Nasdaq National Market on such date, or if the Shares are included in Nasdaq, but are not included in the Nasdaq National Market, the mean between the closing bid and asked prices for Shares on such date as reported by Nasdaq, or if the Shares are not so reported, the fair market value of Shares as determined by the Committee in good faith.

          (k) "Investment Account" means the account established for a Participant pursuant to Section 8(a) to hold Shares acquired for a Participant pursuant to the Plan.

          (l) "Nasdaq" means the National Association of Security Dealers, Inc. Automated Quotations System.

          (m) "Offering Period" means each consecutive three (3) month period beginning on January 1, April 1, July 1, and October 1 of each year, provided, however, that the Committee may, in its discretion, change the duration of any and all Offering Periods, suspend an Offering Period which would otherwise be established under the terms of the Plan, or re-instate an Offering Period which it has previously suspended. The first Offering Period shall be the period commencing October 1, 2000 and ending December 31, 2000.

          (n) "Participant" means an Eligible Person who makes an election to participate in the Plan in accordance with Section 5 hereof.

          (o) "Plan" means the Opinion Research Corporation Stock Purchase Plan For Non-employee Directors and Designated Employees and Consultants as set forth in this document, and as may be amended from time to time.

          (p) "Plan Year" means the calendar year. The first Plan Year, however, shall be the period commencing October 1, 2000 and ending December 31, 2000.


          (q) "Purchase Date" means the last business day of each Offering Period; provided, however, that, to the extent necessary for the orderly administration of the Plan, the "Purchase Date" shall mean the first date on or following the last business day of an Offering Period on which it is administratively practical for purchases to be made with respect to such Offering Period.

          (r) "Purchase Price" means the lesser of 85% of the Fair Market Value of a Share on (i) the first business day of the Applicable Offering Period or
(ii) the Purchase Date.

          (s) "Share" or "Shares" means a share or shares of the Company's Common Stock, $0.01 par value.

          (t) "Subscription Agreement" means the agreement between the Participant and the Company pursuant to which the Participant authorizes payroll deductions or other contributions to the Account.

     3.   ADMINISTRATION.

          (a) The Plan shall be administered by the Board or by a committee of the Board consisting of one or more members designated by the Board. No member of the Board or of a committee established by the Board who is eligible to participate in the Plan may vote on any matter affecting his or her participation in the Plan. If, at any time, there are fewer than three members of the Committee eligible to serve in such capacity for purposes of administration of the Plan, the Board shall appoint one or more members of the Board, who shall qualify hereunder, to serve as members of the Committee solely for purposes of administration. All Committee members shall serve, and may be removed, at the pleasure of the Board.

          (b) For purposes of administration of the Plan, a majority of the members of the Committee eligible to serve as such shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

          (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive. No member of the Board or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.

          (d) The Committee may engage an Agent to purchase Shares on each Purchase Date and to perform custodial and record keeping functions for the Plan, such as holding record title to Shares acquired by Participants under the Plan, maintaining an individual Investment Account for each such Participant and providing periodic account status reports to such Participants.

          (e) The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.

     4.   ELIGIBILITY.

          Each member of the Board who is not an employee of the Company (or any of the Company's affiliates) and those employees of and consultants and advisors to the Company or the Company's affiliates who have been designated by the Committee as eligible to participate in the Plan, shall be eligible to participate in the Plan as of the first day of an Offering Period. Notwithstanding the foregoing, no individual shall be permitted to participate in the Plan if the issuance of Shares to such individual would not be eligible for registration on Securities and Exchange Commission Form S-8 or a successor form providing for the registration of securities offered generally to employees of an issuer pursuant to an employee benefit plan.

     5.   ELECTION TO PARTICIPATE.

          (a) Initial Subscription Agreements. Each Eligible Person may become a Participant by filing a Subscription Agreement indicating such Eligible Person's intent to participate in the Plan and the extent of such Participation. The manner and extent to which an Eligible Person may participate in the Plan shall be established by the Committee, at its discretion, from time to time. In this regard, the Committee may establish, subject to the specific limitations set forth in the Plan, the maximum number of Shares that may be purchased by any Participant with respect to an Offering Period and the manner by which payment for such Shares is to be made. All amounts paid by a Participant, whether by means of payroll deductions or otherwise shall be recorded in the Accounts. All funds recorded in Accounts may be used by the Company and their affiliates for any corporate purpose, subject to the Participant's right to withdraw at any time an amount equal to the balance accumulated in his or her Account as described in Section 7 below. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or any Affiliate.

          (b) Subsequent Subscription Agreements. A Participant may increase or decrease the extent of his or her participation in the Plan in the manner and at the times permitted by the Committee by filing appropriate forms provided for this purpose by the Plan

Administrator. If a Participant does not file a new Subscription Agreement, the terms of the Subscription Agreement in effect with respect to the immediately preceding Offering Period shall remain in effect for the new Offering Period. A Participant may also file a new Subscription Agreement or other appropriate form as may be provided by the Plan Administrator at any time for the sole purpose of changing his or her designation of beneficiary.

     6.   LIMIT ON PURCHASE OF SHARES.

          (a) No person may be granted a right to purchase Shares under the Plan for any Offering Period in excess of such limitation as may be established with respect to such Offering Period by the Committee. This limitation on purchases is established at the discretion of the Committee and may be modified by the Committee at its discretion from time to time.

          (b) Issuance of Shares under the Plan shall be permitted only to the extent such issuance does not cause the Company to be in violation of any applicable federal, state or local laws and only to the extent that such issuance is not in violation of any rules applicable to the Company by reason of the Company's stock being listed on a stock exchange.

     7.   TERMINATION OF PARTICIPATION AND WITHDRAWAL OF FUNDS.

          A Participant may at any time and for any reason, withdraw from participation in the Plan for an Offering Period by filing a notice of withdrawal form with the Committee no later than seven (7) days prior to the last day of such Offering Period, in which case the entire balance accumulated in his or her Account shall be paid to such Participant as soon as practicable thereafter and no further payroll deductions or other contributions shall be made pursuant to the Plan. Partial withdrawals shall not be permitted. A Participant may recommence participation in the Plan by submitting a new Subscription Agreement to the Committee, which will be effective as of the next Offering Period. If a Participant's contribution to the Plan is to be made by direct payment rather than by means of withholding from amounts otherwise payable to the Participant, the failure by the Participant to make timely payment of the amounts required to be paid in connection with such Participant's Subscription Agreement shall be deemed to be an election by the Participant to terminate his or her participation in the Plan for the relevant Offering Period.

     8.   METHOD OF PURCHASE AND INVESTMENT ACCOUNTS.

          (a) Exercise of Option for Shares. Each Participant having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have exercised on such Purchase Date, the option to purchase the number of whole Shares which the funds in such Account would purchase at the Purchase Price, subject to the limit:

          (i) on the aggregate number of Shares that may be made available for purchase to all Participants under the Plan for the term of the Plan, as set forth in Section 9; and

          (ii) on the number of Shares that may be made available for purchase to any individual Participant, as established pursuant to Section 6.

Such option shall be deemed exercised if the Participant does not withdraw such funds before the Purchase Date. All Shares so purchased shall be credited to a separate Investment Account for each Participant, established by the Agent, or by the Committee if no Agent has been appointed. The Agent shall hold in its name or the name of its nominee all certificates for Shares purchased until such Shares are withdrawn by a Participant pursuant to Section 10. No purchases of fractional Shares shall be made pursuant to the Plan. Any funds left in a Participant's Account following a Purchase Date shall continue to be credited to such Participant's Account and shall be available for purchases of Shares with respect to the next Offering Period, to the extent such purchase would otherwise be permissible under the Plan, and subject to the Participant's withdrawal rights against his or her Account.

          (b) Dividends on Shares Held in Investment Accounts. All cash dividends paid with respect to the Shares credited to a Participant's Investment Account shall, unless otherwise directed by the Committee, be credited to his or her Account and used, in the same manner as other funds credited to Accounts, to purchase additional Shares under the Plan on the next Purchase Date, subject to Participants' withdrawal rights against Accounts and the other limits of the Plan.

          (c) Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to Section 8(a) (not taking into account the limitation imposed under Section 8(a)(i)) exceeds the number of Shares available for purchase under the Plan, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the same ratio as would have resulted if purchases under Section 8(a) could have been made without regard to the limitation imposed under Section 8(a)(i). The cash balance not applied to the purchase of Shares shall be held in Participants' Accounts until returned to the Participants or used under the Plan pursuant to any applicable terms and conditions contained therein.

     9.   SHARES SUBJECT TO PLAN.

          The aggregate maximum number of Shares that may be issued pursuant to the Plan is 200,000, subject to adjustment as provided in Section 17. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose.

     10.  WITHDRAWAL OF CERTIFICATES.

          A Participant shall have the right at any time to withdraw a certificate or certificates for all or a portion of the Shares credited to his or her Investment Account by giving written or other permitted form of notice to the Company or its agent; subject to such reasonable requirements as to timing and manner of such notice as may be imposed from time to time by the Committee or by such persons charged with responsibility for administration of the Plan.

     11.  REGISTRATION OF CERTIFICATES.

          Each certificate withdrawn by a Participant may be registered only in the name of the Participant, or, if the Participant so indicated on the Participant's Account, in the Participant's name jointly with a member of the Participant's family, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the Participant's name as tenant in common or as community property with a member of the Participant's family without right of survivorship.

     12.  VOTING.

          The Committee or the Agent shall cause all Shares held in an Investment Account to be voted in accordance with the Participant's instructions.

     13.  RIGHTS ON TERMINATION OF ELIGIBILITY.

          In the event of a Participant ceases to be an Eligible Person, (a) no further contributions by such former Participant shall be permitted to be made under the Plan and the balance in the Participant's Account, if any, shall be paid to the Participant or, in the event of the Participant's death, to the person or persons designated as the Participant's beneficiary on Participant's most recently filed Subscription Agreement, or if no beneficiary has been designated, to the person to whom the Participant's rights shall have passed under the laws of descent and distribution, and (b) a certificate for the Shares credited to the Participant's Investment Account will be forwarded to the Participant (or, in the event of the Participant's death, to the person or persons designated as the Participant's beneficiary on Participant's most recently filed Subscription Agreement, or if no beneficiary has been designated, to the person to whom the Participant's rights shall have passed under the laws of descent and distribution).

     14.  RIGHTS NOT TRANSFERABLE.

          Except as permitted by Section 13, rights under the Plan are not transferable by a Participant and are exercisable during the Participant's lifetime only by the Participant.

     15.  NO RIGHT TO CONTINUED POSITION OR EMPLOYMENT.

          Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment or other service relationship with the

Company or any Affiliate, or interfere in any way with the right of the Company or Affiliate to terminate the employment of or other relationship with such Participant.

     16.  APPLICATION OF FUNDS.

          All funds received or held by the Company under this Plan may be used for any corporate purpose.

     17.  ADJUSTMENTS IN CASE OF CHANGES AFFECTING SHARES.

          In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Section 9 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event.

     18.  AMENDMENT OF THE PLAN.

          The Board may at any time, or from time to time, amend the Plan in such manner as it may deem advisable.

     19.  TERM OF THE PLAN.

          The Plan shall be effective as of October 1, 2000 and shall continue in effect until terminated as provided for in this Section 19. The Plan and all rights of Participants under any offering hereunder shall terminate on the earliest of:

          (a) any time at the discretion of the Board; or

          (b) September 30, 2010.

Upon termination of this Plan, (i) all amounts in the Accounts of Participants shall be carried forward into the Participant's Account under a successor plan, if any, or promptly refunded, and (ii) all certificates for the Shares credited to a Participant's Investment Account shall be forwarded to him or her.

     20.  GOVERNMENTAL REGULATIONS.

          (a) Notwithstanding anything contained in this Plan to the contrary, the Company shall not be obligated to sell or deliver any Shares certificates under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded,

(ii) all applicable provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.

          (b) The Company (or an Affiliate) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver certificates under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.

     21.  SECTION 16 RESTRICTIONS FOR OFFICERS AND DIRECTORS.

          Notwithstanding any other provision of the Plan, each officer (for purposes of Section 16 of the Exchange Act, and director of the Company shall be subject to such restrictions, if any, as are required so that transactions under the Plan by such officer or director shall be exempt from Section 16(b) of the Exchange Act. Without limiting the generality of the foregoing, such restrictions may include restrictions on the ability of an officer or director making withdrawals from the Plan, ceasing participation in the Plan and holding the Shares received under the Plan for so long as such restrictions are required to qualify for a Section 16 exemption.

     22.  REPURCHASE OF SHARES.

          The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.